Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of September 30, 2015 (the “Effective Date”), by and among LogMeIn, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Michael Simon (“Simon”) (collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, Simon is currently serving as the Chief Executive Officer (“CEO”) of the Company;

WHEREAS, Simon and the Company have agreed that Simon will resign from his role as CEO on December 15, 2015 and transition into a special advisor role on such date (the “Transition Date”);

WHEREAS, Simon and the Company have agreed that Simon will separate from employment with the Company on December 15, 2016 or such earlier date as determined by the Company or Simon (in either case, the “Separation Date”); and

WHEREAS, the Company desires to provide for an orderly transition of Simon’s duties and responsibilities and Simon desires to assist the Company in realizing an orderly transition.

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the Parties agree as follows:

1. Transition; Separation.

(a) Transition. On the Transition Date, Simon shall cease to hold the position of CEO and shall transition to the role of Special Advisor to the Chief Executive Officer (the “Special Advisor”). While employed as Special Advisor, Simon will perform such duties as may be reasonably assigned to Simon by the new Chief Executive Officer of the Company (the “New CEO”) or the Board of Directors of the Company or any of its authorized committees (in any case, the “Board”). Simon is expected to provide services to the Company for at least five (5) days per month while employed as Special Advisor. Simon shall also continue as a member of the Board in accordance with the terms of the Bylaws of the Company.

(b) Separation Date. Unless terminated earlier by either Party or extended by mutual agreement of the Parties, Simon’s employment with the Company shall automatically end as of 5:00 p.m. (Eastern Time) on the Separation Date.

(c) Employment Status; Termination of Employment. As Special Advisor, Simon will serve as an at-will employee of the Company and Simon’s employment relationship may be terminated by the Company or Simon for any reason or for no reason at any time. Any equity awards granted to Mr. Simon shall continue to vest in accordance with their terms so long as Mr. Simon continues to be an employee of the Company. In the event that Simon’s employment is terminated prior to the Separation Date by the Company for any reason other than for “Cause” (as defined below), death or disability, all of Simon’s unvested equity awards which would have vested in the ordinary course prior to the Separation Date, but for the termination of employment shall become vested in full on the effective date of such termination of employment. As used above “Cause” shall mean (a) a good faith finding by a majority of the Board of Directors (excluding the vote of Simon, if then a member of the Board of Directors) that (i) Simon has failed to perform his reasonably assigned material duties for the Company and, if amenable to cure, has not cured such failure after reasonable notice from the Company; (ii) Simon has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the Company, (iii) Simon has engaged in fraud, embezzlement or other material dishonesty, (iv) Simon has engaged in any conduct which would constitute grounds for termination for material violation of the Company’s policies in effect at that time and, if amenable to cure, has not cured such violation after reasonable notice from the Company; or (v) Simon has breached any material provision of the Confidential Information Agreement (as defined in Section 7 below) or other similar agreement between Simon and the Company and, if amenable to cure, has not cured such breach after reasonable notice from the Company; or (b) the conviction of Simon of, or the entry of a pleading of guilty or nolo contendere by Simon to, any crime involving moral turpitude or any felony. The Parties agree that the end of Simon’s employment shall not impact Simon’s membership on the Board.

(d) Change of Control. In the event of a Change in Control (as defined below), all of Simon’s unvested equity awards which would have vested in the ordinary course prior to the Separation Date shall become vested in full on the effective date of such Change of Control. As used above “Change in Control” means the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(e) Impact on Performance Based Restricted Stock Unit Awards. In the event an acceleration in vesting as described in Section 1(c) or 1(d), the performance period for any performance based restricted stock unit awards shall be shortened to date of termination or Change of Control, as applicable.

2. Compensation. Prior to the Transition Date and while Simon is employed by the Company, Simon will continue to receive his compensation and benefits as in effect prior to the date of this Agreement. While Simon is employed by the Company as Special Advisor, Simon will be entitled to the following compensation and benefits:

(a) Base Salary and Benefit Plan Participation. Simon shall receive a base salary at a rate of $100,000.00 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Simon shall not receive any additional salary for any days worked over five (5) days (as referenced in Section 1(a)) in a given month, unless and until Simon works more than ten (10) days in a given month at which point Simon shall be entitled his prorated daily salary for each day over five (5) days in said month. Simon shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental, vision, life insurance, disability insurance and defined contribution 401(k) plan), subject to and consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time; provided, however, Simon shall not be entitled to participate in any severance or bonus program of the Company.

(b) Equity Awards; Trading Restrictions. Simon’s equity awards that are outstanding under the equity compensation plans of the Company will continue to be eligible to vest while Simon is employed by the Company as Special Advisor. Simon’s outstanding equity awards will cease vesting on the Separation Date. Simon agrees that prior to the Separation Date, Simon shall only sell shares of common stock of the Company through his 10b5-1 trading plan(s) in existence on the date of this Agreement or a new 10b5-1 trading plan or plans pre-approved by a member of the Company’s Nominating and Corporate Governance Committee, such approval shall not be unreasonably withheld or delayed.

3. No Additional Entitlements. Simon understands and acknowledges that following the Separation Date he will have no further entitlements, other than (a) those recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the employee benefit plans and equity compensation plans of the Company.

4. Return of Property. On or prior to the Separation Date, Simon will return all of the Company’s property, except for such property as may be reasonably necessary for Simon to properly serve in his role as a member of the Board following the Separation Date.

5. Cooperation. In consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, Simon agrees to cooperate to the fullest extent possible with respect to matters involving the Company about which Simon has or may have personal knowledge, including any such matters which may arise after the Separation Date.

6. Resignations. Effective as of the Transition Date, unless otherwise requested by the Company in writing, Simon will, automatically and without further action on the part of Simon or any other person or entity, resign from all offices and committees of the Company, its subsidiaries and affiliates, other than Simon’s position as a member of the Board. Simon agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section.

7. Confidentiality, Intellectual Property, Non-Competition, Non-Solicitation and Non-Disparagement. The Company and Simon acknowledge and agree that the provisions of the Confidentiality and Assignment of Inventions and Non-Competition Agreement which Simon signed on September 9, 2004 (the “Confidential Information Agreement”), shall continue to apply to Simon prior to and after the Separation Date as if fully set forth in this Agreement. In addition, Simon acknowledges that Simon has been provided with confidential information of the Company and in order to protect the value of any confidential information, Simon agrees to the following provisions against unfair competition, which Simon acknowledges represent a fair balance of the Company’s rights to protect its business and Simon’s right to pursue employment. Furthermore, both Parties agree to the non-disparagement provision set forth below.

(a) Simon shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Simon from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Simon has no active participation in the business of such entity.

(b) Simon shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (ii) contact or solicit, with respect to hiring, or hire any employee of the Company or any person employed by the Company at any time during the 6-month period immediately preceding the Separation Date, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(c) In the event the terms of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section, (i) the term “Company” shall include the Company and its subsidiaries; (ii) the term “Business” shall mean the business of the Company, including, but not limited to, cloud-based services, as such business may be expanded or altered by the Company during Simon’s employment by the Company, including while employed as Special Advisor; and (iii) the term “Restriction Period” shall mean the period beginning on the date of this Agreement and ending on the date 12-months following the Separation Date. “Business” shall not include any business expanded into by the Company that is not reasonably related to, or associated or affiliated with, the Company’s business as of the Effective Date.

(e) Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during Simon’s employment with the Company and following the Separation Date, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents or representatives, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement, and nothing shall prevent Simon from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

(f) It is recognized and acknowledged by Simon that a breach of the covenants contained in this Section will cause irreparable damage to the Company, its subsidiaries and affiliates and their respective goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Simon agrees that in the event of a breach of any of the covenants contained in this Section, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. Simon agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and Simon agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

8. Release. Simon agrees that, other than as provided below, Simon, on his own behalf and on behalf of any of Simon’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees (as defined below) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Simon may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date of this Agreement. This Section does not release claims that cannot be released as a matter of law, including, but not limited to, Simon’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, Simon’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Simon’s release of claims herein bars Simon from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Simon’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Simon’s right under applicable law, any rights with respect to Simon’s ownership of vested equity securities of the Company and any of Simon’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law. This release further does not release claims for breach of this Agreement. For purposes of this Agreement, “Releasees” means the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns.

9. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Simon and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Simon’s rights or obligations may be assigned or transferred by Simon, other than Simon’s rights to payments hereunder, which may be transferred only by will or operation of law.

10. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, the General Counsel at its headquarters,

(ii) If to Simon, at the last address that the Company has in its personnel records for Simon, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, including the Confidential Information Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Simon and a duly authorized officer of Company. By an instrument in writing similarly executed, Simon or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary

(i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Simon and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Transition Agreement as of the date and year first set forth above.

LOGMEIN, INC.

By:	/s/ Michael J. Donahue
Its:	SVP & General Counsel

SIMON

/s/ Michael K. Simon
Michael K. Simon

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